Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-752-1240

BPZ Energy Closes $44 Million Private Placement of Common Stock

HOUSTON—(BUSINESS WIRE)—BPZ Resources, Inc. (NYSE:(Alternext US:BPZ)) announced today that it closed the previously announced private placement of common stock for gross proceeds of approximately $43.6 million. The Company sold approximately 14.3 million shares to institutional and accredited investors at a price of $3.05 per share pursuant to a Stock Purchase Agreement dated as of February 19, 2009.

Additionally, the International Finance Corporation (“IFC”) holds a right to elect to participate in the offering which, if exercised in full, would result in the sale of an additional 1.4 million shares of common stock, increasing the total shares issued in the offering to approximately 15.7 million and the gross proceeds to the Company of the offering to approximately $48.0 million.

No warrants or other dilutive securities were issued to the investors or will be issued to the IFC in connection with the private placement. The shares were placed by Pritchard Capital Partners, LLC, with Morgan Keegan & Company, Inc. serving as financial advisor.

Proceeds of the offering will be used primarily to fund the ongoing oil development in the Corvina and Albacora oil fields in the Company’s offshore Block Z-1, including payment of accounts payable incurred in connection with such development, and general corporate purposes consistent with the Company’s operating plan as described in its public filings.

Additional Information

The shares were issued in the private placement under Regulation D of the Securities Act of 1933, as amended. The shares issued are restricted shares and are not be eligible for trading until registered with the Security and Exchange Commission (“SEC”). The Company has commited to file a registration statement covering the shares no later than 45 days after the closing with respect to such shares, and will use its reasonable best efforts to obtain its effectiveness no later than the earlier of (i) 90 days after the closing, or in the event of SEC review of the registration statement, 120 days after closing and (ii) the third business day flowing the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be reviewed or is no longer subject to further review. Following the closing of this private placement, the Company has 93,054,150 shares of common stock issued and outstanding, with fully diluted shares of 96,948,498, excluding the 1.4 million shares IFC may elect to purchase as part of the offering, respectively.  The fully diluted shares include the potential effect of vested and unvested options, and restricted stock outstanding.

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru. It also owns a minority working interest in a producing property in southwest Ecuador. The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing effort, including final documentation and execution of debt financing documents with IFC and Natixis, accuracy of well test results, satisfaction of well test period requirements, well refurbishment efforts, successful production of indicated reserves, and the successful management of our capital development project and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.